Exhibit 99.1

Company Contact: John Oakley CFO Flanders Corporation (252) 946-8081	Investor Relations Contacts: Lippert / Heilshorn & Associates Kirsten Chapman/ Tim Dien tdien@lhai.com (415) 433-3777

Flanders Corporation CEO Harry Smith Named Chairman

–Robert Amerson Retires as Chairman after 20-plus Years with Flanders–

WASHINGTON, NC – April 27, 2009 – Flanders Corporation (NASDAQ: FLDR) announced, effective May 1st, Harry Smith, 39, CEO, will become Chairman of the Board of Directors and continue as CEO, and Robert Amerson, 59, will retire as Chairman and no longer receive compensation or board fees.

Amerson stated, “It has been a privilege to lead Flanders for more than 20 years. We have faced challenges over the last few years, but the recent results are a testament to the strength of the management team and its accomplishments in increasing efficiencies, reducing costs and fortifying our financial foundation. We are operating profitably and the entire company is focused on increasing shareholder value. I have complete faith in Harry, and with his team in place I have the luxury of pursuing other business opportunities and spending more time with my family.”

Smith said, “I want to thank Robert for his devotion to Flanders and for his confidence in my abilities. I am excited about Flanders as a leader and innovator in air filtration, and I am committed to continue to lead focused on revenue growth, profitability and positive EBITDA.”

Jeff Korn, lead independent director, commented, “On behalf of the board and the entire company I want to thank Robert for his years of dedicated service. Selfishly, we are sorry to see him retire – but we are happy for him and wish him nothing but the best. I share Robert’s belief in Harry and know Robert has left the company in incredibly good hands.”

Management will discuss this event on its first quarter 2009 earnings conference call planned for Monday, May 4, 2009. Flanders will host an earnings conference call to discuss these results at 11:00 A.M. Eastern Time. To access the call in the U.S., please dial (866) 425-6192, and for international callers dial (973) 409-9253 approximately 10 minutes prior to the start of the conference call. The conference ID will be 95329001. The conference call will also be broadcast live over the Internet and available for replay for 90 days at the company’s website, www.flanderscorp.com. A telephone replay will be available until midnight Eastern Time on May 6th by dialing (800) 642-1687 or (706) 645-9291 and entering pass code 95329001.

Safe Harbor Statement

The statements made in this press release regarding Flanders (1) increasing efficiencies, reducing costs and fortifying its financial foundations, (2) operating profitably and having the entire company focused on increasing shareholder,(3) Amerson leaving the company in incredibly good hands and other similar statements of expectation which could identify forward-looking statements. For a more detailed discussion of risk factors that may affect Flanders’ operations, please refer to the Company’s Form 10-K for the year ended December 31, 2008. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Kirsten Chapman or Tim Dien at (415) 433-3777.

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